Exhibit 10.107

Apollo Infra Equity Advisors (APO DC UT), L.P.
Apollo Infra Equity Advisors (IH UT), L.P.
Award Letter

______________, 20__

Name of Carry Plan Participant
Address of Carry Plan Participant

Dear _________:
Reference is made to (i) the limited partnership agreement of Apollo Infra Equity Advisors (APO DC UT), L.P., dated February 25, 2020 and effective January 1, 2020 (as in effect from time to time, the “Onshore Carry Plan LPA”) and (ii) the limited partnership agreement of Apollo Infra Equity Advisors (IH UT), L.P., dated February 25, 2020 and effective January 1, 2020 (as in effect from time to time, the “Offshore Carry Plan LPA” and, together with the Onshore Carry Plan LPA, the “Carry Plan LPA”). Capitalized terms not defined herein have the meanings set forth in the Carry Plan LPA.
This letter is your “Award Letter” as defined in the Carry Plan LPA.
1.    Your Initial Point Award
You are being granted the number of Points set forth on your Participant Execution Page (out of a maximum of [●] Points that will be issued and outstanding at any time) on the terms set forth in this Award Letter and the Carry Plan LPA. Your Points will not be reduced (or otherwise be subject to dilution) except (i) as a result of becoming a Retired Partner as described below under “Effect of Retirement on Points; Vesting Terms,” (ii) as described below under “Dilution,” (iii) as a result of a breach of a Restrictive Covenant as described in Annex B hereto, or (iv) as otherwise provided in Section 7.1(b)(ii) (relating to your default in your capital commitment with respect to the Fund) or 7.1(d) (relating to Portfolio Investment Distributions) of the Carry Plan LPA. For the avoidance of doubt, notwithstanding anything to the contrary herein or in the Carry Plan LPA, there shall be a maximum of [●] Points available for issuance at any time.
2.    Effect of Retirement on Points; Vesting Terms
(a)    As of the date that you become a Retired Partner, your Points will be reduced automatically to (1) zero if your retirement is the consequence of a Bad Act (retroactive to the date of the initial occurrence of the Bad Act, or if that date is not known, as of the earliest date of the occurrence identified by the General Partner) and (2) otherwise, an amount equal to your

Vested Points calculated as of that date. The General Partner may (but has no obligation to) agree to a lesser reduction (or to no reduction) of your Points or a later effective date.
(b)    The term “Bad Act” has the meaning set forth in Annex A hereto.
(c)    The term “Vesting Percentage” as applied to you means, as of the date you become a Retired Partner:
(i)    if such retirement occurred other than as a result of death or Disability, a fraction (expressed as a percentage) equal to [●], and
(ii)    if such retirement occurred as a result of death or Disability, a fraction (expressed as a percentage) equal [●].

(d)    The term “Vested Points” means the sum of the following products with respect to all of your Points held as of the date you became a Retired Partner: (i) the number of such Points that have the same Vesting Commencement Date multiplied by (ii) the Vesting Percentage applicable to such Points as of the date you became a Retired Partner.
(e)    The term “Vesting Commencement Date” means (i) [●], in the case of your initial Point award set forth above, and (ii) the applicable award date in the case of any additional Points that may be awarded to you in the future, unless otherwise specified in connection with such future award.
3.    Dilution
(a)    The number of Points allocated to you may be reduced as a consequence of an allocation of Points to another Partner only if all of the following conditions are satisfied:
(1)    The allocation of Points is to be made to a Person who is (or will become at the time of the Point allocation) a Team Member.
(2)    Team Members will hold a number of Points in the aggregate that is greater than the Reserved Team Points.
(3)    After giving effect to any reduction in your Points, you will have at least [●] Points (or, if you are a Retired Partner at the time of the proposed reduction, the product of [●] multiplied by the applicable Vesting Percentage at the time of Retirement).
(4)    The Commitment Period has not expired. For the avoidance of doubt, a Team Member’s Points shall not be reduced as a consequence of an allocation of Points to another Person on and following the expiration of the Commitment Period.
(5)    The reduction in your Points shall not exceed a x b, where:

a =    the excess of the number of Points described in clause (1), above, over the number, determined before such allocation, of Reserved Team Points that are not held by Team Members (“Applicable Points”).
b =    a fraction equal to the number of Points that you held immediately prior to such reduction divided by the sum of (i) the aggregate number of Points that were held immediately prior to such reduction by all Team Members whose Points are to be reduced plus (ii) the aggregate number of Points that were held by APH and the Founder Partners immediately prior to such reduction plus (iii) the aggregate number of Points that were held by any other Limited Partner who had more than [●] Points at such time.
(b)    If, as a result of the formula described in clause (5) above, your Points would be reduced to below [●], your Points shall be reduced to [●] and the balance of the Points that would otherwise have reduced your Points shall instead be treated as Applicable Points. The same principle shall apply to any other Limited Partner, other than APH or a Founder Partner, whose Points would otherwise be reduced to below [●].
(c)    The term “Reserved Team Points” means a number of Points equal to the total initial number of Points that were offered by the General Partner to prospective Team Members at the time when prospective Team Members were initially invited to join the Partnership, as confirmed in an email from AGM’s Head of Human Resources to the Lead Partner of Private Equity.
(d)    No such reduction shall be applied to you for purposes of allocating, reallocating or granting Points to Apollo Global Carry Pool (or any participant therein) or any similar program, mandate or vehicle maintained by AGM or any of its Affiliates.
4.    Restoration of Point Reductions
(a)    If, at a time when any of your Points have been reduced pursuant to “Dilution” above and not fully restored, any Points of any other Team Member become available for reallocation as a result of such other Team Member’s becoming a Retired Partner, such available Points shall be reallocated, on a pro rata basis, among (i) you and all other Team Members having any such unrestored Points, (ii) APH and the Founder Partners and (iii) any other Limited Partner whose Points were reduced, until all such reduced Points have been fully restored to you.
For this purpose, “pro rata” with respect to you means a/b, where:
a =    all reduction amounts previously applicable to you pursuant to “Dilution” above, net of all amounts previously restored to you.
b =    the aggregate of all such net unrestored reduction amounts for all Team Members, APH and the Founder Partners taking into account only reductions incurred as a consequence of Point allocations to Team Members, excluding reductions of APH’s Points that increased the number of Reserved Team Points then allocated to Team Members.

(b)    If a reduction occurred prior to your retirement and you have any remaining unrestored Points at the time of your retirement, the quantity of such unrestored Points will be adjusted at that time by multiplying such amount by your applicable Vesting Percentage.
(c)    After restoration of all previously reduced Points, the General Partner will determine the manner of reallocating any additional Points that become available.
5.    Capital Commitment; Adjustments for Point Dilution and Retirement
(a)    Your required capital commitment to Co-Investors (A) is the dollar amount set forth on your Participant Execution Page (the “Required Commitment”). If indicated on your Participant Execution Page, you also agree to make an additional capital commitment to Co-Investors (A) in the amount so indicated (the “Additional Commitment”). For the avoidance of doubt, the Additional Commitment will not be subject to any requirements under the Carry Plan LPA or to any adjustments pursuant the following paragraph in connection with your retirement.
(b)    If (i) you become a Retired Partner for a reason other than an election to resign from employment by or service to AGM or an Affiliate or involuntary termination of employment or service by reason of a Bad Act and (ii) your Points are reduced upon retirement, upon your request, and subject to your compliance with the non-competition covenant set forth on Annex B, hereto, the General Partner shall arrange for your Required Commitment to be reduced to an amount that is proportionate to your Vested Points. Otherwise, if your Points are reduced upon retirement, the General Partner may, but shall not be required to, arrange for your Required Commitment to be reduced to an amount that is proportionate to your Vested Points. Any compulsory or discretionary decrease in your proportionate capital commitment to Co-Investors (A) will apply only to new Portfolio Investments of the Fund made or committed to on or after the date the General Partner arranges for such decreased commitment. Such decreased commitment shall not apply to any Additional Investments (as defined in the Fund LP Agreement) relating to a Portfolio Investment that exists prior to the date the General Partner arranges for such decreased commitment.
(c)    If your Points are reduced pursuant to “Dilution” above in an aggregate cumulative amount of at least [●] of the highest number of Points held by you at any time, the General Partner will arrange for your capital commitment to Co-Investors (A) to be reduced to an amount that is proportionate to your Points; provided, that if your Points are subsequently increased pursuant to “Restoration of Point Reductions” above, the General Partner will arrange for your capital commitment to Co-Investors (A) to be increased to an amount that is proportionate to your Points.
6.    Restrictive Covenants
In consideration of your participation in the Carry Plan LPA, you will be subject to restrictions in favor of AGM regarding confidentiality, non-solicitation, non-interference, intellectual property rights, non-disparagement and non-competition as set forth in Annex B, and AGM and its principal executive officers and the Founder Partners shall be subject to restrictions in your favor regarding non-disparagement as set forth in Annex B. The confidentiality and non-disparagement restrictions shall survive indefinitely following separation from service.
7.    Corporate Clawback Policy
To the extent mandated by applicable law and/or as set forth in a written clawback policy of general applicability adopted by AGM or an applicable affiliate, amounts distributed in respect of Points may be subject to such policy.
8.    Miscellaneous
Your admission to the Partnerships and Co-Investors (A) as a limited partner will take effect upon your delivery to the General Partner of your signed Participant Execution Page. This Award Letter shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws that would cause the laws of another jurisdiction to apply. This Award Letter is binding on and enforceable against the General Partner, the Partnerships and you. This Award Letter may be amended only with the consent of each party hereto. This Award Letter may be executed by facsimile and in one or more counterparts, all of which shall constitute one and the same instrument.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing the enclosed copy of this Award Letter.

Very truly yours,

APOLLO INFRA EQUITY ADVISORS (APO DC UT), L.P.

By:    Apollo Infra Equity Advisors (APO DC-GP), LLC, its general partner

By:
    Name:    Matthew Breitfelder
    Title:    Vice President

APOLLO INFRA EQUITY ADVISORS (IH UT), L.P.

By:    Apollo Infra Equity Advisors (IH-GP), LLC, its general partner

By:
    Name:    Matthew Breitfelder
    Title:    Vice President

APOLLO INFRA EQUITY ADVISORS (APO DC-GP), LLC

By:
    Name:    Matthew Breitfelder
    Title:    Vice President

Apollo Infra Equity Advisors (APO DC UT), L.P.
Apollo Infra Equity Advisors (IH UT), L.P.
Carry Plan Award Letter
Signature Page

APOLLO INFRA EQUITY ADVISORS (IH-GP), LLC

By:
    Name:    Matthew Breitfelder
                            Title:    Vice President
Apollo Infra Equity Advisors (APO DC UT), L.P.
Apollo Infra Equity Advisors (IH UT), L.P.
Carry Plan Award Letter
Signature Page